EXHIBIT (p)(2)

Atlanta Capital Management Company, LLC (“ACM” or “The Company”)

Policy on Personal Securities Transactions

Adopted Effective January 1, 2007 (as revised January 25, 2018)

GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of ACM and our Clients at all times. The Code of Business Conduct and Ethics sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

Definitions

ACM refers to Atlanta Capital Management Company, LLC.

Access person refers to all employees and officers of ACM. In addition, this also refers to any consultant, intern or service provider to ACM who in connection with his or her regular functions or duties, makes, participates in, or has access to nonpublic information regarding the purchase or sale of Securities by a Client.

Beneficial Interest with respect to Securities or a Securities account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other benefit substantially equivalent to ownership of Securities). For purposes of this Policy “beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 for purposes of reporting beneficial ownership under Section 16 of the 1934 Act, as amended.

Cash Flow Trades is defined as trading in client accounts in a single account due to cash flow changes directed by the client, or other circumstances not related to ACM’s investment decision-making process. ACM serves as a sub-adviser to certain wrap/managed account and model programs, pursuant to which accounts are continuously traded based on a pre-determined model portfolio. Due to the continuous and non-discretionary nature of these transactions, ACM includes all such trading activity for Wrap/Managed Account Programs under this definition of Cash Flow Trades.

Client is any person or entity, including a Fund or Sub-advised Fund for which ACM provides investment advisory services.

Control means with respect to (1) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position with such entity, (2) an account, having investment discretion over the account and (3) an issuer (including a Fund, a Sub-advised Fund), a Beneficial Interest in more than 25% of the voting securities of the issuer.

Designated Broker is any of the broker-dealer firms listed under Appendix A to this Policy which may be revised from time to time by the Compliance Department of ACM.

Eaton Vance refers to any one of Eaton Vance Corp. (EVC), Eaton Vance Management (EVM), Boston Management and Research (BMR), and Eaton Vance Distributors, Inc. (EVD), Calvert Research & Management (CRM) or other wholly owned affiliates of EVC.

EV/ACM Fund is each investment company registered under the Investment Company Act of 1940 for which ACM, EVM or BMR acts as the investment adviser or sub-adviser or if such investment company has no investment adviser, for which EVM or BMR acts as the administrator/manager (non-advisory) and EVD as the principle distributor.

Fund is any investment company registered under the Investment Company Act of 1940.

Investment Professional is an employee of ACM who in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Client or Fund (including portfolio manager and investment analysts). Every Investment Professional is also an Access Person.

Immediate Family of any person includes his or her spouse, children, and relatives living in his or her principal residence.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issues of which, immediately before the registration, were not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934. As used in this Policy, the term “Initial Public Offering” shall also mean a onetime offering of stock to the public by the issuer of such stock which is not an initial public offering.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is publicly offered/publicly traded Securities).

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $3 billion.

Program Trades is defined as trading in institutional client accounts which involves large transactions across a group of accounts to establish, increase, remove or reduce positions related to the active management of client portfolios. This would also include trades for single accounts of more than $10,000,000 related to the acquisition of new accounts or cash flows into existing accounts. Transactions in a single account or fund intended to establish, increase, remove or reduce positions related to the active management of client portfolios may also be deemed Program Trades.

Restricted List refers to a list of Securities maintained by the Chief Compliance Officer (“CCO”) of ACM and includes any securities which the CCO or Management of ACM has determined should be restricted without exception for trading on behalf of any Access Persons.

Securities means anything that is considered a “security” under the Investment Company Act of 1940, including most kinds of investment instruments, including:

1.	stocks and bonds;
2.	shares of exchange traded funds (commonly referred to as ETF’s);
3.	shares of closed-end investment companies;
4.	options on securities, on indexes and on currencies;
5.	investments in all kinds of limited partnerships;
6.	investments in unit investment trusts (UIT’s), including EV UITs;
7.	investments in non-U.S. unit trusts and non-U.S. mutual funds;
8.	investments in private investment funds, hedge funds, private equity funds, venture capital funds and investment clubs.
9.	EV/ACM Funds and Sub-advised funds as defined above

The term “Securities” does not include:

a.	shares issued by open-end investment companies registered under the Investment Company Act of 1940 (mutual funds) other than an EV/ACM Funds or EV/ACM Sub-advised Funds ;
b.	direct obligations of the U.S. government.
c.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

A.	Applicability of the Policy

Who is Covered? A part of this policy applies to all ACM employees, considered Access Persons under the Code. Other parts apply only to Investment Professionals. ACM will notify you if have been designated as an Investment Professional.

This policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, children, and relatives living in your principal residence).

What accounts are Covered? This policy applies to Securities holding and transactions: (i) in all accounts in which you or member of your Immediate Family have a direct or indirect Beneficial Interest; and/or (ii) in all accounts that are directly or indirectly under your Control or the Control of a member of your family. Exceptions would require the Chief Compliance Officer of ACM (“CCO”) to determine that you or they have no direct or indirect influence or control over the account. Such determination may require written corroboration from the employees’ investment adviser or other supported documentation. ).

Accounts that are normally covered by this policy include accounts that are:

(1)	in your name;
(2)	in the name of a member of your Immediate Family;
(3)	in an account or trust holding Securities where you have sole or shared investment discretion, or are otherwise deemed to Control;
(4)	of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;
(5)	a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);
(6)	of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity.

When You Must Use a Designated Broker. All Securities accounts of Access Persons must be maintained with one or more Designated Brokers as outlined in Appendix A to this Policy unless the account:

(1)	holds only shares of EVC Securities that are publicly traded and is held with Computershare;
(2)	includes only shares of Funds and Sub-advised Funds and is held with such Fund’s transfer agent;
(3)	includes only shares of Funds purchased through the Company’s retirement plans;
(4)	is a retirement account you established through a prior employer, or as part of a DRIP or ESOP investment program;
(5)	is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker.

Persons who become Access Persons must initiate movement of existing accounts to one or more Designated Brokers within thirty (30) calendar days of the Company notifying them of their status as an Access Person.

B.	Rules Applicable to All Employees

Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family as defined and accounts in which you or they have a direct or indirect beneficial interest. See Section A. above “Applicability of the Policy”. The procedure for obtaining pre-clearance is explained in the ACM Procedures for Policy on Personal Securities Transactions (“Procedures”).

1.	Pre-clearance of EVC Securities. You must pre-clear all purchases, sales or other transactions involving Eaton Vance securities that are publically traded with the CCO or his designee who will coordinate the pre-clearance with the Treasurer or Treasury Manager of EVC, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of EVC stock that you receive, (3) automatic, non-voluntary transactions involving such EVC securities, such as stock dividends, stock splits, or automatic dividend reinvestments or certain non-voluntary transactions initiated by a broker, dealer or bank with respect to such EVC Securities deposited in a margin account. NOTE: The purchase or sale of publicly traded options on Eaton Vance Securities is prohibited.

There are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of earnings information. Normally you will be notified of these blackout periods.

2.	Prohibited Transactions. You are prohibited from purchasing or selling any security, either personally or for any Client while you are in possession of material, non-public information concerning the Security or its issuer. Please reference the separate Policies and Procedures in Prevention of Insider Trading.

3.	Pre-clearance: All Securities. You must pre-clear all purchases and sales of Securities through the online Personal Trading Compliance Center (“PTCC”) except that you do not have to pre-clear:

(1)	purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value of all your purchases of same Securities of the same issuer in the previous six (6) days, would not exceed $50,000;
(2)	a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value of all your sales of same Securities of the same issuer in the previous six (6) days, would not exceed $50,000;
(3)	a purchase (including through an exchange) of Securities of an EV/ACM Fund or a EV/ACM Sub-advised Fund;
(4)	a redemption (including through an exchange) of Securities of a EV/ACM Fund or a EV/ACM Sub-advised Fund;
(5)	a purchase or redemption of a closed-end Fund

(6)	a purchase of any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the value of all such purchases with respect to a given currency in the previous six (6) days would not exceed $50,000;
(7)	a sale of any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sales together with the value of all such sales with respect to a given currency in the previous six (6) days would not exceed $50,000;
(8)	a transaction in an exchange traded fund based on a broad-based securities index;
(9)	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;
(10)	a transaction pursuant to a mandatory tender offer or bond call that is applicable pro rata to all stockholders or bond holders, respectively.

The exemption from pre-clearance do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer). Further, the CCO may suspend your use of the exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

You will be denied pre-clearance of a transaction for any Security under the following conditions:

A.	A security held in a client portfolio: (a) where the contemplated personal transaction may reasonably be anticipated to adversely affect the market price for the security in question; or (b) where a personal transaction is effected with the intention of benefiting from potential market reaction to portfolio transactions of a client.

B.	Blackout Periods. No employee may initiate a transaction in a Security in the five trading days prior to the initiation of client Program Trades in that same security. In addition, an employee may not have a transaction in a security, which has been traded by the firm, until two trading days after the last firm Program Trade transactions have been completed.

Exemptions - The provisions of this section B. do not apply to transactions which conflict only with Client Cash Flow Trades or which meet the following di minimus standard for equity transactions:

1.	a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value of all of your purchases of equity Securities of that Large Cap Issuer in the previous six (6) day, would not exceed $50,000;

2.	a sale of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value of all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) day, would not exceed $50,000;

Any personal securities transaction which does not meet the above exemptions is subject to the blackout period restrictions. Additionally, these di minimus exemptions will not apply to transactions that disadvantage ACM clients (i.e. trading ahead of clients or “front running”) and such transactions may be deemed violations at the discretion of the CCO.

C.	A security listed on the ACM restricted list.

D.	When there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular security. Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale, and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the attached Procedures.

4.	Additional Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. Please refer to the Procedures for information regarding the process to obtain approval of restricted transactions.

A.	Initial Public Offerings (“IPO’s”). You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the CCO of ACM for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, the Company discourages such applications. You might be given approval to purchase a Security in an IPO, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form.

B.	Limited Offerings (Private Placements). You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior written approval from the CCO of ACM. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a

Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with ACM any affiliated company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, include a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.

C.	Short Sales. You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes. All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

D.	Naked Options. You may not engage in option transactions with respect to any Security, except that (i) you may purchase a put option or sell a call option on Securities that you own and, (ii) in order to close such a transaction, you may sell a put option or purchase a call option on Securities that you own. You may not engage in the purchase or sale of publicly-traded options on shares of EVC Securities. All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

E.	Short Term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, or the same or equivalent Securities within thirty (30) days are generally regarded as short-term trading.

F.	Investment Clubs. You may not be a member of an investment club that trades in or owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is impracticable for you to comply with the pre-clearance rules of this Policy with respect to that investment club.

5.	Reporting Requirements. You are required to provide the following reports of your Security holdings and transactions to the CCO or his designee. Remember that your reports should also include members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy” above. Please review the definition of Securities in the “Definitions” section this Policy.

Please refer to the Procedures for detailed reporting procedures and related forms. The reporting requirements under this policy are:

A.	Initial Report of Holdings. Within ten (10) days after you become an Access Person (usually your employment date), you must submit to the CCO or his designee a report of your holdings of Securities (including Funds and Sub-Advised Funds), including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principle amount of each Security held at the time you became an Access Person. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds or other types and the date on which you submit the report to the CCO or his designee. This requirement may be satisfied through copies of account statements, provided such statements include all required information above and are current as of a date not more than 45 days prior to your becoming an Access Person.

B.	Annual Holdings Reports. After January 1 and before January 31st of each calendar year, you must submit to the CCO or his designee a report of your holdings of Securities (included Funds and Sub-Advised Funds), current within 45 days before the report is submitted including the title, type, exchange ticker or CUSIP number (if applicable), number of shares, and principal amount of each Security. Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds or other types. This requirement may be satisfied through a listing of all covered Securities accounts you maintain (including beneficiary name, brokerage firm and account number) if all accounts in which you maintain covered Securities meet the reporting exemption listed in section E. below.

C.	Quarterly Transaction Reports. Within 30 days after the end of each calendar quarter, you must submit to the CCO or his designee a report of your transactions in Securities (including Funds and Sub-Advised Funds) during the quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable) the interest rate and maturity date (if applicable) and the number of shares and principle amount of each security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account. The report must state the date on which you submit it to the CCO or his designee.

D.	Initial and Annual Code of Ethics Certification– Upon commencing employment with the firm and annually thereafter, all employees will be provided a copy of the Code of Business Conduct and Ethics and this Code of Ethics – Policy on Personal Securities Transactions (together the “Code”). Each employee must acknowledge in writing receipt of the Code (initial), and that they understand and have complied with its provisions for the previous year (annual). In addition upon any revision to the Code, each employee must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

E.	Reporting Exemptions. The following reporting exemptions apply:

1.	Transaction reports where all of the information required in such report is, on a current basis, already in the records of the Company (as, for example, in the case of transaction in Eaton Vance stock through the EVC employee stock purchase plan); and
2.	Any transaction report that would duplicate information contained in broker trade confirmations and/or accounts statement information that ACM holds in its records so long as the CCO or his or her designee receives the confirmations or statements no later than 30 days after the end of the applicable period or quarter.

F.	Violations. If you have knowledge of any violations of this Code of Ethics, you must promptly report, in good faith, the situation to the CCO.

6.	Confirmation of Transactions and Account Statements. You must ensure that each broker, dealer or bank with which you maintain an account sends to the CCO or his designee, as soon as practicable, copies of all confirmations of your securities transactions and of all monthly, quarterly and annual account statements. See section A above, “Applicability of the Policy – What Accounts are Covered”.

If you certify to the CCO or his designee that ACM has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

C.	Rules Applicable to Investment Professionals

If you are an Investment Professional, you are subject to the following rules, in addition to the “Rules Applicable to Access Persons” in section B. above. Before engaging in any personal Securities transactions, please review those rules, which include may include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore ensure Client have been given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with our Clients’ interests. While the following Securities transactions may be subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating the rules.

Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, “Applicability of the Policy” above.

1.	Prohibited Transactions: All Investment Professionals. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

2.	Prohibited Transactions: Portfolio Managers.

a.	Personal Trades in Same Direction as Client. If you are a portfolio manager you may not purchase any Security for your personal account until one (1) calendar day after you have purchased that Security for Client portfolios that you manage. You may not sell any Security for your personal account until one (1) calendar day after you have sold that Security for Client portfolios that you manage.

b.	Personal Trades in Opposite Direction as Client: Seven-Day Blackout. If you are a portfolio manager, you may not sell any Security for your personal account until the eight (8th) day after you have purchased that Security for Client portfolios that you manage. You may not purchase any Security for your personal account until the eight (8th) day after you have sold that Security for Client portfolios that you manage.

c.	Trading before a Client. If you are a portfolio manager, before you place an order to purchase a Security for a Client, you must disclose to the CCO if you have purchased that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower.

Before you place an order to sell a Security for a Client, you must disclose to the CCO if you have sold that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

d.	General Prohibition. Because your responsibility is to put your Client’s interests ahead of your own, you may not delay in taking appropriate action for a Client in order to avoid potential adverse consequences for your personal account.

3.	Prohibited Transactions: Investment Analysts. If you are an investment analyst, before you purchase or sell a Security, ACM Clients must be afforded the opportunity to act upon your recommendations regarding such Security. You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated through the relevant investment group your research conclusion regarding the Security (through a security rating, etc.) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below) or (ii) you have first determined, with the prior concurrence of the CCO, that investment in that Security is not suitable for any Client.

Trading before communicating a recommendation. If you are an investment analyst who is in the process of making a new or changed recommendation on a Security for which you have coverage responsibility, but you have not broadly communicated your research conclusions and recommendations for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

GENERAL PROVISIONS

1. Maintenance of List of Access Persons and Investment Professionals: Notification. The Compliance Assistant shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2. Review of Securities Reports. The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures.

3. Certifications by Employees. Each employee of the Company must certify at the time of hire and annually thereafter that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to a Company’s Code of Ethics, each employee of that Company must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4. Recordkeeping Requirements. ACM shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)	copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;
(2)	a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;
(3)	copies of each report referred to in the Policy on Personal Securities Transactions (“Policy”) above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided;
(4)	a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in the Policy and who are or were responsible for reviewing such reports;
(5)	copies of each certification referred to in these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and

5. Confidentiality. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of ACM, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

6. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Chief Compliance Officer.

7. Violations and Sanctions. Any employee ACM who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer and approved by the Management Committee. In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Management Committee will directly impose sanctions working with the Chief Legal Officer of Eaton Vance, Corp. (“EVC”).

In adopting and approving this Code of Ethics, the Company does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Investment Advisers Act.

END

Appendix A to the ACM Policy on Personal Securities Transactions

Designated Brokers

(Last updated January 25, 2018)

Preferred Providers w/ existing connections/feeds to ACM:

• Ameriprise	• TD Ameritrade / Scottrade
• Charles Schwab	• Morgan Stanley
• Fidelity	• Citigroup
• E*Trade	• UBS
• Merrill Lynch / Bank of America	• Wells Fargo

Other approved firms:	Clearing Firms (may require broker initiation):
Alliance Bernstein	First Clearing
AXA Advisers (LPL)	National Financial Services Feeds (NFS)
Barclays Stockbrokers	Pershing LLC
Chase Investment Services Corp	SEI
Edward Jones	RBC Correspondent Services
Goldman Sachs (PWM)
Hargreaves Lansdown
HSBC Securities (USA) Inc.
Interactive Brokers
Janney Montgomery Scott
JB Were
JP Morgan Private Bank
JP Morgan Securities
Killik & Co.
LPL Financial
Northern Trust
Oppenheimer & Co.
PENSCO Trust Company
Pershing Advisor Solutions
Raymond James
RBC Wealth Management
Robert W. Baird & Company
Stifel Financial
T. Rowe Price
US Bancorp Corporate Investments
US Bancorp Corporate Trust
US Bank Corp
US Trust (Bank of America)
Vanguard